Exhibit 5.1
August 11, 2006

(212) 351-4000	19761-00029

(212) 351-4035

Charter Communications, Inc.
CCH II, LLC
CCH II Capital Corp.
12405 Powerscourt Drive
St. Louis, Missouri 63131

Re:	Charter Communications, Inc.
CCH II, LLC
CCH II Capital Corp.
Registration Statement on Form S-4
Ladies and Gentlemen:
     As counsel for Charter Communications, Inc., a Delaware corporation (“Charter”), CCH II, LLC, a Delaware limited liability company (“CCH II”) and CCH II Capital Corp., a Delaware corporation (“CCH II Capital” and together with CCH II, the “CCH II Issuers” and together with Charter, the “Issuers”), we have examined the Registration Statement on Form S-4 (the “Registration Statement”), filed on August 11, 2006 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the issuance of up to $146,250,000 aggregate principal amount of 10.250% Senior Notes due 2010 issued by the CCH II Issuers (the “Notes”) and in connection with the issuance by Charter of up to 45,000,000 shares (the “Shares”) of Charter’s Class A Common Stock, par value $0.001 per share (“Common Stock”).
     The Notes will be issued pursuant to an indenture, dated as of September 23, 2003 among the CCH II Issuers and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture, dated as of January 30, 2006, to be further supplemented by an additional supplemental indenture (the “Supplemental Indenture”; the indenture and supplemental indentures, collectively, the “Indenture”). The Notes and the Indenture are referred to herein as the “Note Documents.” The Notes and Common Stock are being issued in

CCH II, LLC
CCH II Capital Corp.

partial exchange for certain outstanding notes of Charter (the “Outstanding Notes”), as described in the Registration Statement.
     We have examined the originals, or copies, certified or otherwise identified to our satisfaction, of the Note Documents and such records of the Issuers and certificates of officers of the Issuers and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, qualifications and limitations set forth below, we are of the opinion that:
1.	When the Supplemental Indenture has been validly executed and delivered by the CCH II Issuers and the Trustee thereunder and the Notes have been duly executed, issued, and delivered by the CCH II Issuers and authenticated by the Trustee in accordance with the provisions of the Indenture, in partial exchange for the Outstanding Notes, as described in the Registration Statement, the Notes will constitute legal, valid and binding obligations of the CCH II Issuers, enforceable against them in accordance with their respective terms.

2.	When the Shares of Common Stock have been issued in partial exchange for the Outstanding Notes, as described in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.
     The opinions set forth in paragraphs 1 and 2 above are each subject to the following assumptions, qualifications, limitations and exceptions:
     A. The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.
     B. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the United States of America and the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Company Act as currently in effect and have made such inquiries as we consider necessary to render the opinions set forth above. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and the facts as they currently exist. We further assume that the limited liability agreement of CCH II, as currently in effect, is an enforceable obligation of the members thereto. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
     C. Our opinions set forth in paragraphs 1 and 2 above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the enforcement of creditors’ rights generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, regardless of whether a matter is considered in a proceeding in equity or at law, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.
     D. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights or (ii) provisions relating to indemnification or contribution, to the extent such provisions may be contrary to public policy or federal or state securities laws.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

GIBSON, DUNN & CRUTCHER LLP